SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 9)


                               Weis Markets, Inc.
                     ---------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
                     ---------------------------------------
                         (Title of Class of Securities)


                                   948849-104
                     ---------------------------------------
                                 (CUSIP Number)


                             Edward D. Herlihy, Esq.
                         Wachtell, Lipton, Rosen & Katz
                               51 West 52nd Street
                            New York, New York 10019
                     ---------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                   May 7, 2001
                     ---------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), Section 240.13d-1(f) or
Section 240.13d-1(g), check the following box:  [X]+

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

+ Each of Michael M. Apfelbaum and Sidney Apfelbaum have previously filed a statement on Schedule 13G made pursuant to Rule 13d-1(c).

CUSIP NO.  948849-104   Schedule 13D/A    Page 2 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.P.
         I.R.S. I.D. No. 51-0390495
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 3 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Weis Family Holdings, L.L.C.
         I.R.S. I.D. No. 51-0390495
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         OO
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 4 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Janet C. Weis
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 5 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Michael M. Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 27,064
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 3,088
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         30,152 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         Less than 1%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 6 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Sidney Apfelbaum
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 2,308,526
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  165,614
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 2,308,526
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  189,590
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,498,116 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         6.0%*
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------


* Based on shares outstanding as of March 1, 2001, as reported in the Issuer's Annual Report on Form 10-K for the fiscal year ended December 31, 2000. Does not give effect to the share repurchase reported herein.

CUSIP NO.  948849-104   Schedule 13D/A    Page 7 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Susan Weis Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 8 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joel S. Mindel
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 9 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Nancy Weis Wender
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 10 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ellen Weis Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 11 of 18


  -----------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Joseph I. Goldstein
  -----------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [ ]
  -----------------------------------------------------------------------------
  3      SEC USE ONLY
  -----------------------------------------------------------------------------
  4      SOURCE OF FUNDS
         OO
  -----------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                [ ]
  -----------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
  -----------------------------------------------------------------------------
          NUMBER OF         7     SOLE VOTING POWER

           SHARES                 0
                            ---------------------------------------------------
        BENEFICIALLY
                            8     SHARED VOTING POWER
          OWNED BY
                                  0
            EACH            ---------------------------------------------------

          REPORTING         9     SOLE DISPOSITIVE POWER

           PERSON                 0
                            ---------------------------------------------------
            WITH            10    SHARED DISPOSITIVE POWER

                                  0
  -----------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 shares of Common Stock
  -----------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                            [ ]
  -----------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
  -----------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
  -----------------------------------------------------------------------------

CUSIP NO.  948849-104   Schedule 13D/A    Page 12 of 18


                               AMENDMENT NO. 9 TO
                            STATEMENT ON SCHEDULE 13D


      Reference is made to the Statement on Schedule 13D (the "Schedule 13D") filed on May 28, 1999 by Janet C. Weis ("Janet Weis"), Weis Family Holdings, L.P. ("WFHLP") and Weis Family Holdings, L.L.C. ("WFHLLC"), the Statement on Schedule 13G filed on December 28, 1998 by Michael M. Apfelbaum ("Michael Apfelbaum"), as amended, and the Statement on Schedule 13G filed on December 18, 1998 by Sidney Apfelbaum, as amended, with respect to their beneficial ownership of the common stock, no par value ("Common Stock"), of Weis Markets, Inc., a Pennsylvania corporation (the "Issuer"), each as amended by Amendment No. 1 to Schedule 13D filed November 30, 1999 ("Amendment No. 1"), Amendment No. 2 to Schedule 13D filed December 2, 1999, Amendment No. 3 to Schedule 13D filed December 8, 1999, Amendment No. 4 to Schedule 13D filed December 10, 1999, Amendment No. 5 to Schedule 13D filed December 23, 1999, Amendment No. 6 to Schedule 13D filed April 11, 2000, Amendment No. 7 to Schedule 13D filed May 12, 2000 and Amendment No. 8 to Schedule 13D filed June 2, 2000. This Amendment No. 9 to Schedule 13D amends the Schedule 13D as follows. Capitalized terms used without definition in this Amendment No. 9 to the Schedule 13D shall have the meanings set forth in Amendment No. 1.

Item 4.     Purpose of Transaction.

      Item 4 is hereby amended and supplemented by adding the following:

      On May 7, 2001, the Issuer purchased in a private transaction an aggregate of 14,477,242 shares of Common Stock at a purchase price of $30.00 per share from certain of the Reporting Persons and from certain family members of such Reporting Persons. A copy of the Stock Purchase Agreement relating thereto is filed as Exhibit 99.9 hereto.

      In addition, also on May 7, 2001, Joseph I. Goldstein, a Reporting Person, resigned his position as a director of the Issuer.

Item 5.     Interests in Securities of the Issuer.

      Item 5 is amended and restated to read as follows:

(a) As of the date hereof, the Reporting Persons beneficially own the following aggregate numbers of shares of Common Stock, representing the following percentages of the shares of Common Stock outstanding as of March 1, 2001 (based on the number reported by the Issuer on its Annual Report on Form 10-K for the fiscal year ended December 30, 2000, without giving effect to the 14,477,242 shares of Common Stock purchased by the Issuer on May 7, 2001 as reported herein):

      WFHLP                             0 shares, representing     0%
      WFHLLC                            0 shares, representing     0%
      Janet Weis                        0 shares, representing     0%
      Michael Apfelbaum            30,152 shares, representing  Less than 1%
      Sidney Apfelbaum          2,498,116 shares, representing   6.0%
      Susan Weis Mindel                 0 shares, representing     0%
      Joel S. Mindel                    0 shares, representing     0%
      Nancy Weis Wender                 0 shares, representing     0%
      Ellen Weis Goldstein              0 shares, representing     0%

CUSIP NO.  948849-104   Schedule 13D/A    Page 13 of 18


      Joseph I. Goldstein               0 shares, representing     0%



(b) As of the date hereof, the Reporting Persons had sole power to vote, shared power to vote, sole power to dispose and shared power to dispose the following shares of Common Stock, and shared such power with the persons set forth below:

      WFHLP:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      WFHLLC:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      Janet Weis:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      Michael Apfelbaum:

               Sole voting power                       27,064
               Shared voting power                          0
               Sole dispositive power                   3,088
               Shared dispositive power                     0

      Sidney Apfelbaum:

               Sole voting power                    2,308,526
               Shared voting power                    165,614*
               Sole dispositive power               2,308,526
               Shared dispositive power               189,590*

      * Voting and dispositive power as to 18,000 shares shared with Mellon Financial Corporation, Mellon Bank, N.A. and Walter Zweifler as co-trustees of the Zweifler Family Trusts; voting and dispositive power as to 147,614 shares shared with Mellon Financial Corporation, Mellon Bank, N.A. and Lore Degenstein as co-trustees of the Lore Degenstein Trusts; and dispositive power as to 23,976 shares shared with Carole Apfelbaum, his wife.

CUSIP NO.  948849-104   Schedule 13D/A    Page 14 of 18

      Susan Weis Mindel:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      Joel S. Mindel:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      Nancy Weis Wender:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      Ellen Weis Goldstein:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      Joseph I. Goldstein:

               Sole voting power                            0
               Shared voting power                          0
               Sole dispositive power                       0
               Shared dispositive power                     0

      Except for shares of Common Stock that each of the Reporting Persons beneficially owns directly (and not solely by virtue of such Reporting Person's position as a trustee or co-trustee of a trust or charitable foundation), each of the Reporting Persons disclaims beneficial ownership of the Common Stock described herein and this Schedule 13D/A shall not be construed as an admission that such Reporting Person is the beneficial owner of such shares of Common Stock.

      In addition, certain of the Reporting Persons share voting or dispositive power over certain shares of Common Stock with persons as described above in this Item 5(b) who are not Reporting Persons hereunder (the "Non-Reporting Persons"). The names, and jurisdictions of organization, if applicable, of the Non-Reporting Persons are:

      (i) Mellon Financial Corporation, a Pennsylvania corporation, and the parent holding company of Mellon Bank, N.A.

      (ii) Mellon Bank, N.A., a national banking association and co-trustee of the Zweifler Family Trusts and the Lore Degenstein
             Trusts.

CUSIP NO.  948849-104   Schedule 13D/A    Page 15 of 18


      (iii) Walter Zweifler, an individual and co-trustee of the Zweifler Family Trusts.

      (iv) Lore Degenstein, an individual and co-trustee of the Lore Degenstein Trusts.

      (v)    Carole Apfelbaum, an individual and the wife of Sidney Apfelbaum.

      The business addresses, or principal offices, of the Non-Reporting Persons are:

      (vi) Mellon Financial Corporation, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

      (vii) Mellon Bank, N.A., c/o Mellon Financial Corporation, One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

      (viii) Walter Zweifler, Lore Degenstein and Carole Apfelbaum: c/o 43 South Fifth Street, Sunbury, PA 17801.

      The principal occupation of the natural persons, and the principal business of the other persons, who are Non-Reporting Persons are:

      (ix) Mellon Financial Corporation provides banking and other financial products and services.

      (x)    Mellon Bank, N.A. provides banking and other financial services.

      (xi) Walter Zweifler's principal occupation is that of a business valuation expert.

      (xii)  Lore Degenstein's principal occupation is that of a homemaker.

      (xiii) Carole Apfelbaum's principal occupation is that of a homemaker.

      To the knowledge of the Reporting Persons, none of the Non-Reporting Persons have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

      To the knowledge of the Reporting Persons, none of the Non-Reporting Persons have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding were or are subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

      To the knowledge of the Reporting Persons, the citizenship of each of the Non-Reporting Persons is the United States.

      (c) Other than as set forth in Item 4, during the past 60 days, the Reporting Persons have not engaged in any transactions involving the Common Stock.

CUSIP NO.  948849-104   Schedule 13D/A    Page 16 of 18


Item 7.     Material to be Filed as Exhibits

      Item 7 is hereby amended and supplemented by adding the following:

      Exhibit 99.9 Stock Purchase Agreement, dated as of May 7, 2001, by and among Weis Markets, Inc. and the persons whose names are set forth on the signature pages thereto.

CUSIP NO.  948849-104   Schedule 13D/A    Page 17 of 18


                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  May 7, 2001


                                    WEIS FAMILY HOLDINGS, L.P.,

                                          By:   WEIS FAMILY HOLDINGS, L.L.C.,
                                                its General Partner

                                                By:             *
                                                    ---------------------------
                                                    Name:   Janet C. Weis
                                                    Title:  Manager



                                    WEIS FAMILY HOLDINGS, L.L.C.,

                                          By:                   *
                                                -------------------------------
                                                Name:   Janet C. Weis
                                                Title:  Manager



                                                        *
                                    -------------------------------------------
                                    JANET C. WEIS



                                                        *
                                    -------------------------------------------
                                    MICHAEL M. APFELBAUM



                                                        *
                                    -------------------------------------------
                                    SIDNEY APFELBAUM



                                    /s/Susan Weis Mindel
                                    -------------------------------------------
                                    SUSAN WEIS MINDEL



                                                        *
                                    -------------------------------------------
                                    JOEL MINDEL



                                                        *
                                    -------------------------------------------
                                    NANCY WEIS WENDER

CUSIP NO.  948849-104   Schedule 13D/A    Page 18 of 18



                                                        *
                                    -------------------------------------------
                                    ELLEN WEIS GOLDSTEIN



                                                        *
                                    -------------------------------------------
                                    JOSEPH I. GOLDSTEIN



                                    *     By:   /s/ Susan Weis Mindel
                                             ----------------------------------
                                                SUSAN WEIS MINDEL
                                                Attorney-in-fact